Exhibit 99.1

CONTACTS:

Richard Leland

Investor Relations

561.438.3796

richard.leland@officedepot.com

Brian Levine

Public Relations

561.438.2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES THIRD QUARTER 2013 RESULTS

Boca Raton, Fla., November 5, 2013 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, today announced results for the fiscal quarter ended September 28, 2013.

THIRD QUARTER RESULTS 1

Total Company sales for the third quarter of 2013 were $2.6 billion, down 3% compared to the third quarter of 2012 in both U.S. dollars and in constant currency.

The Company reported net income, after preferred stock dividends, of $133 million or $0.41 per diluted share in the third quarter of 2013, compared to a net loss, after preferred stock dividends, of $70 million or $0.25 per share in the third quarter of 2012.

•	Third quarter 2013 results included a $381 million pre-tax gain on the sale of our investment in the Mexican joint venture (JV), as well as $138 million in income tax expense driven largely by the JV sale. The quarter also included a $22 million preferred stock redemption dividend, and approximately $93 million of pre-tax charges. The charges were comprised primarily of $44 million in goodwill impairment triggered by the JV sale, $40 million in merger and certain shareholder-related expenses, $4 million in restructuring activities, and $5 million in non-cash store impairment charges in the North American Retail Division. Excluding the items above, adjusted net income for the third quarter of 2013, after preferred stock dividends, was $5 million or $0.02 per share.

•	The prior year third quarter results included approximately $96 million of pre-tax charges, consisting of $88 million in asset impairment charges and $8 million in restructuring and other charges. Excluding these items, third quarter 2012 net income, after preferred stock dividends, was $18 million or $0.06 per share.

“Although we experienced some weakness in July, we had a relatively strong back-to-school season this year as evidenced by sales increases in our school supplies categories and K-12 education customers”, said Neil Austrian, Chairman and Chief Executive Officer of Office Depot. “I’m pleased that we were able to deliver these results while continuing to make progress with the integration planning for the pending merger with OfficeMax”.

[1]	Includes non-GAAP information. Additional information is provided in our Form 10-Q for the fiscal quarter ended September 28, 2013. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on our Investor Relations website at http://investor.officedepot.com.

Total Company gross profit margin decreased 45 basis points in the third quarter of 2013 compared to the prior year period, with decreases in the North American Retail and International Divisions partially offset by an increase in the North American Business Solutions Division.

Total Company operating expenses decreased by $33 million in the third quarter of 2013 compared to the prior year period. When adjusted for merger and certain shareholder-related expenses and impairment and restructuring charges, total Company operating expenses decreased by $30 million versus the prior year period.

Third quarter 2013 adjusted earnings before interest and taxes (EBIT), which excludes the gain on sale of our Mexican JV, charges related to goodwill impairment, merger and certain shareholder-related expenses, restructuring activities, and store asset impairment charges, was $42 million, compared to adjusted EBIT of $54 million last year in the same quarter. The third quarter 2012 results included $11 million of miscellaneous income generated by the Mexican JV.

Income tax expense of $155 million in the third quarter of 2013 includes $146 million of income tax expense resulting from the gain on the sale of the Mexican JV, as well as the continuing impact of valuation allowances and the timing of earnings within various tax jurisdictions.

The Company ended the third quarter of 2013 with a use of free cash flow of $58 million, compared to positive free cash flow of $190 million in the prior year period. The use of cash in the third quarter of 2013 includes the income taxes noted above from the Mexican JV sale as well as $9 million in payments of merger and certain shareholder-related expenses.

THIRD QUARTER DIVISION RESULTS

North American Retail Division

The North American Retail Division reported third quarter 2013 sales of $1.1 billion, a decrease of 4% compared to the prior year period.

Comparable store sales in the 1,063 stores that have been open for more than one year decreased 2% for the third quarter of 2013. Ink and toner sales were down in the quarter, partially impacted by higher sales from certain vendor promotions in the prior year. Certain technology and related category sales were lower in the third quarter, but sales of tablets and mobility products increased. Compared to the prior year period, paper and printer sales were down and were impacted by lower average selling prices, Copy and Print Depot and school supplies increased, and furniture sales were down. Average order value was down approximately 1% in the quarter and customer transaction counts declined about 2% compared to the same period last year.

The North American Retail Division reported operating income of $10 million in the third quarter of 2013, compared to an operating loss of $52 million in the prior year period. The Division operating income/loss included charges of $5 million and $74 million in the third quarter of 2013 and 2012, respectively, which were driven by non-cash store asset impairments and restructuring activities. Excluding the charges, third quarter 2013 adjusted operating income was $15 million, compared to $22 million in third quarter 2012. The $7 million year-over-year decrease resulted primarily from the negative flow-through impact of lower sales and a 58 basis point gross margin decrease, partially offset by initiative-driven expense reductions including payroll, professional fees, advertising, and general & administrative expenses.

At the end of the third quarter of 2013, Office Depot operated 1,104 stores in the U.S. and Puerto Rico. The North American Retail Division opened two new stores and closed seven during the third quarter of 2013.

North American Business Solutions Division

The North American Business Solutions Division reported third quarter 2013 sales of $811 million, a 2% decrease compared to the prior year period.

Contract channel sales in the third quarter of 2013 were down low-single digits versus the prior year period. The decline was driven primarily by the restructuring and relocation of the technology sales organization and sales to federal customers, who continue to experience significant budgetary constraints. The private sector experienced sales softness, particularly within large and enterprise accounts. Sales improved year over year in the public sector, driven by education, state, and local accounts. In the Direct channel, third quarter 2013 sales were flat compared to the prior year quarter. Online sales increased in the quarter and sales through our catalog and call center operations continued to decline.

The North American Business Solutions Division reported third quarter 2013 operating income of $39 million, compared to $30 million in the same period last year. The Division operating income included restructuring charges of $2 million in the third quarter of 2012. Excluding the charges, the $6 million year-over-year improvement in operating income reflects a 13 basis point gross margin increase which was driven by margin initiatives, as well as lower advertising, payroll, and general & administrative expenses.

International Division

The International Division reported third quarter 2013 sales of $681 million, a decrease of 2% in U.S. dollars and 4% in constant currency compared to the third quarter of 2012.

European Contract sales decreased mid-single digits in third quarter 2013 compared to the prior year period. Strategic decisions to exit certain unprofitable customers partially contributed to the sales declines. In the Direct channel, the rate of year-over-year sales decline continued to improve sequentially in third quarter 2013. The Division continued to take pricing actions on ink and toner in several markets. Retail sales in the quarter were down largely as a result of store closures in Sweden, partially offset by increased sales in France.

The International Division reported operating income of $3 million in the third quarter of 2013, compared to an operating loss of $15 million in the same period last year. The Division operating income in the quarter included $3 million in restructuring charges, compared to an operating loss in the third quarter of 2012 that included $19 million of charges related to asset impairments and restructuring activities. Excluding the charges, third quarter 2013 adjusted operating income was $6 million, compared to adjusted operating income of $4 million in third quarter 2012. The $2 million year-over-year improvement resulted primarily from operating expense reductions including advertising, payroll and general & administrative expenses, offset by sales declines and an 81 basis point gross margin decrease largely driven by the ink and toner pricing actions.

The movement in exchange rates had a minimal impact on International Division operating income in the third quarter of 2013 compared to the same period in 2012.

Other Matters

On July 9, 2013, the Company completed the sale of its investment in the Mexican JV to Grupo Gigante for the Mexican Peso amount of 8,777 million in cash, or approximately $680 million. In the third quarter the Company recognized a $381 million pre-tax gain on the sale as well as a $44 million goodwill impairment related to the transaction.

At the end of the third quarter of 2013, the Company had $725 million in cash and cash equivalents on hand and $728 million available under the Amended and Restated Credit Agreement, for a total of approximately $1.5 billion in available liquidity.

Additional information on the Company’s third quarter results can be found in our Form 10-Q filed with the SEC on November 5, 2013, as well as in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliations

Reconciliations of GAAP results to non-GAAP results are presented in this release and also may be found on our Investor Relations website at http://investor.officedepot.com.

About Office Depot

Office Depot provides office supplies and services through more than 1,300 worldwide retail stores, a field sales force, top-rated catalogs and e-commerce operations, all delivered through a global network of wholly owned operations, licensees, franchisees, and alliance partners. Office Depot has annual sales of approximately $10.7 billion, employs about 38,000 associates and serves customers in 59 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

OFFICE DEPOT SAFE HARBOR STATEMENT

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, the Company, the merger and other transactions contemplated by the merger agreement, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and shareholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; the risks that the combined company will not realize the estimated accretive effects of the merger or the estimated cost savings and synergies; the businesses of Office Depot and OfficeMax may not be integrated successfully or such integration may take longer, be more difficult, time-consuming or costly to accomplish than expected; the business disruption following the merger, including adverse effects on employee retention; the combined company’s ability to maintain its long-term credit rating; unanticipated changes in the markets for the combined company’s business segments; unanticipated downturns in business relationships with customers; competitive pressures on the combined company’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s and OfficeMax’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The combined company does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	September 28,	December 29,	September 29,
	2013	2012	2012
Assets
Current assets:
Cash and cash equivalents	$724,741	$670,811	$619,532
Receivables, net	798,147	803,944	833,895
Inventories	1,034,313	1,050,625	1,004,925
Prepaid expenses and other current assets	136,578	170,810	141,146

Total current assets	2,693,779	2,696,190	2,599,498
Property and equipment, net	796,058	856,341	871,153
Goodwill	19,431	64,312	63,983
Other intangible assets, net	15,010	16,789	17,272
Deferred income taxes	28,582	33,421	39,923
Other assets	98,912	343,726	358,021

Total assets	$3,651,772	$4,010,779	$3,949,850

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$841,293	$934,892	$867,249
Accrued expenses and other current liabilities	944,137	931,618	960,113
Income taxes payable	10,600	5,310	7,088
Short-term borrowings and current maturities of long-term debt	23,916	174,148	185,075

Total current liabilities	1,819,946	2,045,968	2,019,525
Deferred income taxes and other long-term liabilities	390,133	431,531	380,852
Long-term debt, net of current maturities	471,259	485,331	486,039

Total liabilities	2,681,338	2,962,830	2,886,416

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $203,386 in September 2013, $406,773 in December 2012 and September 2012)	193,201	386,401	386,401

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock - authorized 800,000,000 shares of $.01 par value; issued shares – 294,991,583 in September 2013, 291,734,027 in December 2012 and 291,146,086 in September 2012	2,950	2,917	2,911
Additional paid-in capital	1,088,595	1,119,775	1,126,787
Accumulated other comprehensive income	259,617	212,717	213,892
Accumulated deficit	(516,196)	(616,235)	(608,919)
Treasury stock, at cost – 5,915,268 shares in 2013 and 2012	(57,733)	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	777,233	661,441	676,938
Noncontrolling interests	—	107	95

Total equity	777,233	661,548	677,033

Total liabilities and equity	$3,651,772	$4,010,779	$3,949,850

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Sales	$2,619,448	$2,692,933	$7,756,327	$8,072,892
Cost of goods sold and occupancy costs	1,986,705	2,030,261	5,917,618	6,143,621

Gross profit	632,743	662,672	1,838,709	1,929,271
Operating and selling expenses	451,760	464,709	1,341,504	1,393,617
Recovery of purchase price	—	—	—	(68,314)
Asset impairments	48,719	87,998	58,381	129,753
General and administrative expenses	144,847	165,065	455,070	510,272
Merger and certain shareholder-related expenses	39,740	—	71,564	—

Operating loss	(52,323)	(55,100)	(87,810)	(36,057)
Other income (expense):
Interest income	1,012	482	1,422	1,804
Interest expense	(15,359)	(16,947)	(48,471)	(49,128)
Loss on extinguishment of debt	—	—	—	(12,110)
Gain on disposition of joint venture	380,813	—	381,541	—
Miscellaneous income, net	1,318	13,073	14,192	26,019

Earnings (loss) before income taxes	315,461	(58,492)	260,874	(69,472)
Income tax expense	154,561	3,433	160,823	341

Net earnings (loss)	160,900	(61,925)	100,051	(69,813)
Less: Net earnings (loss) attributable to the noncontrolling interests	—	(9)	12	(18)

Net earnings (loss) attributable to Office Depot, Inc.	160,900	(61,916)	100,039	(69,795)

Preferred stock dividends	28,039	7,650	48,378	22,765

Net earnings (loss) available to common stockholders	$132,861	$(69,566)	$51,661	$(92,560)

Net earnings (loss) per share:
Basic	$0.42	$(0.25)	$0.18	$(0.33)
Diluted	$0.41	$(0.25)	$0.18	$(0.33)
Weighted average number of common shares outstanding
Basic	283,631	280,238	281,906	279,438
Diluted	334,243	280,238	281,906	279,438

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	39 Weeks Ended
	September 28,	September 29,
	2013	2012
Cash flows from operating activities:
Net earnings (loss)	$100,051	$(69,813)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	144,520	151,074
Charges for losses on inventories and receivables	41,964	48,814
Loss on extinguishment of debt	—	13,377
Recovery of purchase price	—	(58,049)
Pension plan funding	—	(58,030)
Asset impairments	58,381	129,753
Gain on disposition of joint venture	(381,541)	—
Changes in working capital and other	(83,172)	(73,033)

Net cash provided by (used in) operating activities	(119,797)	84,093

Cash flows from investing activities:
Capital expenditures	(94,315)	(88,716)
Recovery of purchase price	—	49,841
Restricted cash	(789)	—
Release of restricted cash	—	8,570
Proceeds from the sale of joint venture	674,826	—
Proceeds from assets sold and other	1,721	31,373

Net cash provided by investing activities	581,443	1,068

Cash flows from financing activities:
Proceeds from exercise of stock options	1,079	1,379
Tax benefit from employee share-based exercises	6,420	—
Share transactions under employee related plans	(2,810)	(218)
Redemption of redeemable preferred stock	(203,386)	—
Preferred stock dividends	(43,277)	—
Payment for noncontrolling interests	(597)	(551)
Loss on extinguishment of debt	—	(13,377)
Debt related fees	—	(8,012)
Debt retirement	(150,000)	(250,000)
Debt issuance	—	250,000
Net payments on other long- and short-term borrowings	(17,261)	(17,881)

Net cash used in financing activities	(409,832)	(38,660)

Effect of exchange rate changes on cash and cash equivalents	2,116	2,350

Net increase in cash and cash equivalents	53,930	48,851
Cash and cash equivalents at beginning of period	670,811	570,681

Cash and cash equivalents at end of period	$724,741	$619,532

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are beyond our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables.

(In millions, except per share amounts)

Q3 2013	GAAP	% of Sales	Charges/Credits	Non-GAAP	% of Sales
Gross profit	$632.7	24.2%	$—	$632.7	24.2%
Operating expenses	$685.0	26.2%	$92.6	$592.4	22.6%
Operating income (loss)	$(52.3)	(2.0)%	$(92.6)	$40.3	1.5%
Net earnings (loss) attributable to common stockholders	$132.9	5.1%	$128.2	$4.7	0.2%

Diluted earnings (loss) per share	$0.41		$0.39	$0.02

Q3 2012	GAAP	% of Sales	Charges/Credits	Non-GAAP	% of Sales
Gross profit *	$662.7	24.6%	$—	$662.7	24.6%
Operating expenses *	$717.8	26.7%	$95.6	$622.2	23.1%
Operating income (loss)	$(55.1)	(2.0)%	$(95.6)	$40.5	1.5%
Net earnings (loss) attributable to common stockholders	$(69.6)	(2.6)%	$(87.6)	$18.0	0.7%

Diluted earnings (loss) per share	$(0.25)		$(0.31)	$0.06

YTD 2013	GAAP	% of Sales	Charges/Credits	Non-GAAP	% of Sales
Gross profit	$1,838.7	23.7%	$—	$1,838.7	23.7%
Operating expenses	$1,926.5	24.8%	$148.0	$1,778.5	22.9%
Operating income (loss)	$(87.8)	(1.1)%	$(148.0)	$60.2	0.8%
Net earnings (loss) attributable to common stockholders	$51.7	0.7%	$73.5	$(21.9)	(0.3)%

Diluted earnings (loss) per share	$0.18		$0.26	$(0.08)

YTD 2012	GAAP	% of Sales	Charges/Credits	Non-GAAP	% of Sales
Gross profit *	$1,929.3	23.9%	$—	$1,929.3	23.9%
Operating expenses *	$1,965.4	24.3%	$106.6	$1,858.8	23.0%
Operating income (loss)	$(36.1)	(0.4)%	$(106.6)	$70.5	0.9%
Net earnings (loss) attributable to common stockholders	$(92.6)	(1.1)%	$(100.3)	$7.7	0.1%

Diluted earnings (loss) per share	$(0.33)		$(0.36)	$0.03

*	Gross profit and Operating expenses for Q3 2012 and YTD 2012 have been adjusted by $172.0 million and $534.7 million, respectively, related to the impact of the change in accounting principle of presenting shipping and handling expenses in Operating expenses to presenting such expenses in Costs of goods sold and occupancy costs.

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (Continued)

	Q3 2013	Q3 2012
Cash Flow Summary
Net cash provided by (used in) operating activities	$(25.6)	$215.9
Net cash provided by (used in) investing activities	648.1	(15.5)
Net cash provided by (used in) financing activities	(376.1)	(6.5)
Effect of exchange rate changes on cash and cash equivalents	6.4	3.0

Net increase (decrease) in cash and cash equivalents	$252.8	$196.9

Free Cash Flow
Net cash provided by (used in) operating activities	$(25.6)	$215.9
Less: Capital expenditures	32.0	26.2

Free Cash Flow	$(57.6)	$189.7

Cash Flow Before Financing Activities
Net increases (decrease) in cash and cash equivalents	$252.8	196.9
Less: Net cash provided by (used in) financing activities	(376.1)	(6.5)

Cash Flow Before Financing Activities	$628.9	$203.4

	YTD 2013	YTD 2012
Cash Flow Summary
Net cash provided by (used in) operating activities	$(119.8)	$84.1
Net cash provided by (used in) investing activities	581.4	1.1
Net cash provided by (used in) financing activities	(409.8)	(38.7)
Effect of exchange rate changes on cash and cash equivalents	2.1	2.4

Net increase (decrease) in cash and cash equivalents	$53.9	$48.9

Free Cash Flow
Net cash provided by (used in) operating activities	$(119.8)	$84.1
Less: Capital expenditures	94.3	88.7

Free Cash Flow	$(214.1)	$(4.6)

Cash Flow Before Financing Activities
Net increases (decrease) in cash and cash equivalents	$53.9	$48.9
Less: Net cash provided by (used in) financing activities	(409.8)	(38.7)

Cash Flow Before Financing Activities	$463.7	$87.6

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	Third Quarter		Year to Date
(Dollars in millions)	2013	2012	2013	2012
Sales	$1,127.8	$1,173.7	$3,211.1	$3,387.1
% change	(4)%	(5)%	(5)%	(7)%
Division operating income (loss)*	$10.2	$(52.0)	$(2.7)	$(84.4)
% of sales	0.9%	(4.4)%	(0.1)%	(2.5)%

North American Business Solutions Division

	Third Quarter		Year to Date
(Dollars in millions)	2013	2012	2013	2012
Sales	$811.2	$827.4	$2,407.8	$2,451.5
% change	(2)%	1%	(2)%	1%
Division operating income (loss)*	$38.8	$30.4	$94.9	$72.0
% of sales	4.8%	3.7%	3.9%	2.9%

International Division

	Third Quarter		Year to Date
(Dollars in millions)	2013	2012	2013	2012
Sales	$680.5	$691.9	$2,137.4	$2,234.3
% change	(2)%	(12)%	(4)%	(9)%
% change in constant currency	(4)%	(4)%	(6)%	(3)%
Division operating income (loss)*	$2.6	$(14.6)	$(3.8)	$(25.8)
% of sales	0.4%	(2.1)%	(0.2)%	(1.2)%

*	Divisions operating income (loss) for Q3 2012 and YTD 2012 have been updated to conform to the Company’s measure of business segment adopted in Q1 2013. This change in Division operating income (loss) had no impact on Consolidated operating income (loss). For reconciliation of Division operating income (loss) reported above to amounts reported prior to Q1 2013, refer to Earnings Release filed with the United States Securities and Exchange Commission on April 30, 2013 and available in the investor relations section of our web site at www.officedepot.com/.

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended		39 Weeks Ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Store Statistics
United States:
Store count:
Stores opened	2	1	5	2
Stores closed	7	4	13	19
Stores relocated	4	5	9	13
Total U.S. stores	1,104	1,114	1,104	1,114
North American Retail Division square footage:	25,001,724	25,909,234
Average square footage per NAR store	22,646	23,258
International Division company-owned:
Store count:
Stores opened	—	1	1	4
Stores closed	2	1	3	1
Total International Division company-owned stores	121	134	121	134